EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 6th day of May, 2009, by and between PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Company”), and Ben Naccarato (the “Executive”).

WITNESSETH:

WHEREAS, the Company believes that the services, knowledge, and contributions of the Executive to the Company are of critical importance to the Company;

WHEREAS, the Company wishes to ensure that the Executive will continue to provide his services, knowledge and contributions to the Company; and

WHEREAS, the Executive is currently a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (collectively, “Section 409A”);

WHEREAS, the Company and the Executive have previously entered into, or may from time to time enter into a separate arrangement, to provide certain management incentive compensation bonuses to the Executive based on the Company’s performance during a particular year or other period or periods (an “Incentive Plan”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties set forth in this Agreement, the Company and the Executive agree as follows:

1.           Term.  Unless sooner terminated pursuant to the terms hereof, the term of this Agreement shall commence on the date hereof and terminate three (3) years from the date hereof, subject to extension by mutual agreement of the parties hereto (the “Term”).

2.           Position and Duties.

2.1.
Position.  The Company agrees to employ the Executive, and the Executive agrees to such employment, as Chief Financial Officer of the Company, or such other position as the Executive and the Company indicate in writing as being acceptable to them.  The Executive’s authority and duties, including, but not limited to, hierarchical standing in the Company and reporting requirements within the Company, shall be substantial similar in all material respects with the most significant of those exercised by the Executive during the 90 day period immediately preceding the date of this Agreement, except as otherwise agreed to in writing executed by both the Executive and the Company.

2.2.
Location.  The Executive’s duties and services shall be performed in Atlanta, Georgia, or any other office location satisfactory to the Board of Directors, except for travel responsibilities required in the performance of the Executive’s duties.

2.3.
Duties.  Excluding any periods of vacation and sick leave to which the Executive is entitled, and except as otherwise provided in Section 2.4 below, the Executive agrees to faithfully perform the duties of his office, and to devote his full attention and time to the business and affairs of the Company, to the extent consistent with this Section 2.

2.4.
Other Activities.  It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

3.           Compensation and Benefits.

3.1.
Annual Base Salary.  The Compensation and Stock Option Committee of the Board of Directors of the Company (the “Compensation Committee”) has set the annual base salary of the Executive at $200,000 Dollars per year (“Base Salary”), which Base Salary is payable by the Company to the Executive in equal bi-weekly installments, less appropriate withholdings and deductions in accordance with the Company’s customary payroll practices, with the amount of the Base Salary payable each year subject to adjustment as provided in Section 3.3 below.

3.2.	Adjustment to Base Salary. The Base Salary may be increased, but not be reduced, from time to time as determined by and in the sole discretion of the Compensation Committee.

3.3.
Incentive Compensation Bonus.  In addition to the Base Salary, each year during the Term the Company will pay to the Executive the incentive compensation bonus, if any, that is payable pursuant to any Incentive Plan in effect for such year that may be adopted by the Board of Directors of the Company or the Compensation Committee and agreed to by the Executive with respect to the particular fiscal year of the Company, (an “Incentive Bonus”) in accordance with and pursuant to the terms of the Incentive Plan.  The Incentive Bonus, if any, may be modified, changed or terminated at anytime or for any reason by the Compensation Committee in its sole discretion in accordance with the terms of the particular Incentive Plan.

3.4.
Benefits.  During the Term, the Executive shall be entitled to participate in all employee benefit plans that are generally made available to other employees of the Company, subject to the terms and conditions of such benefits and plans and, as such benefits and plans may be changed by the Company from time to time.  Such benefits include, but not limited to, (i) group medical insurance coverage, (ii) group life insurance coverage and (iii) certain stock option plans.

3.5.
Expenses.  During the Term, the Company shall pay directly, or reimburse the Executive, for any reasonable and necessary expenses and costs incurred by the Executive in connection with, or arising out of, the performance of the Executive’s duties hereunder, provided that such expenses and costs shall be paid or reimbursed subject to such rules, regulations, and policies of the Company as established from time to time by the Company.  In event the Executive incurs legal fees and expenses to enforce this Agreement, the Company shall reimburse the Executive such reasonable fees in full.

3.6.
Fringe Benefits.  During the Term, the Executive shall be entitled to all fringe benefits including, but not limited to, vacation in accordance with the most favorable plans, practices, programs and policies of the Company during 12- month period immediately preceding the date of this Agreement, or, if more favorable to the Executive, as in effect at any time thereafter with respect to other employees of the Company.

4.           Termination.

4.1.
Termination by the Company as a Result of Death or Disability; Termination by the Company for Cause.  At any time during the Term, the Executive’s employment with the Company may be terminated for the following reasons:

4.1.1	Death. The Executive’s employment with the Company shall terminate automatically upon the Executive’s death.

4.1.2	Disability.

4.1.2.1
Definition.  “Disability” of the Executive is defined for the purposes of this Agreement as the Executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

4.1.2.2
Application.  The Company may terminate the Executive’s employment with the Company after establishing the Executive’s Disability as set forth in this Section 4.1.2, and giving written notice of its intention to terminate the Executive’s employment with the Company (“Disability Termination Notice”).  In such a case, the Executive’s employment with the Company shall terminate effective on the earlier of the otherwise scheduled expiration of the Term pursuant to Section 1 or on the thirtieth (30th) day after receipt of the Disability Termination Notice, provided that the Executive has not resumed full-time performance of his duties under this Agreement.

4.1.3
Cause.  Subject to the requirements of Sections 4.1.4 and 5 hereof, the Company may terminate the Executive’s employment with the Company at any time for “Cause”.  For the purposes of this Agreement, “Cause” is defined as (i) the ultimate conviction (after all appeals have been decided) of the Executive by a court of competent jurisdiction of, or a plea of nolo contendrere or a plea of guilty by the Executive to, a felony involving moral turpitude; or (ii) willful or gross misconduct or gross neglect of duties by the Executive, which is injurious to the Company, provided that, (a) no action or failure to act by the Executive will constitute a reason for termination if the Executive believed in good faith that such action or failure to act was in the Company’s best interests, and (b) failure of the Executive to perform his duties hereunder due to a Disability shall not be considered gross misconduct or willful, gross neglect of duties for any purpose; or (iii) the commission by the Executive of an act of fraud or embezzlement against the Company or a subsidiary of the Company; or (iv) Executive’s willful breach of any material provision of this Agreement, provided however, that failure of the Executive to perform his duties hereunder due to Disability shall not be considered as a willful breach of this Agreement.  For the purposes of this Section 4.1.3, no act or failure to act shall be considered “willful” unless done or omitted to be done by the Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

4.1.4
Upon Executive’s separation from service as a result of the termination of Executive’s employment by the Company (i) due to the Executive’s Death or Disability or (ii) by the Company for Cause, the Company shall pay to the Executive (or in the case of Executive’s Death, Executive’s estate and/or beneficiary), in a single lump sum payment, in current funds, on the date of such termination of employment, the following:

4.1.4.1	any earned but unpaid Base Salary through the date of termination;

4.1.4.2	any amounts payable pursuant to the terms of an Incentive Plan sole as a result of such separation from service; and

4.1.4.3
any benefits due to the Executive under any employee benefit plan of the Company and any payments due the Executive under the terms of any Company program, arrangement or agreement, excluding any severance program or policy (the amounts set forth in Sections 4.1.4.1, 4.1.4.2 and 4.1.4.3 are collectively referred to as the “Accrued Amounts”).

4.2.	Termination by the Company without Cause or Termination by the Executive for Good Reason.

4.2.1
Subject to requirements of this Section 4.2.1 and Section 5 hereof, the Company may terminate the Executive’s employment at any time during the Term without Cause and the Executive may terminate his employment with the Company at any time during the Term for Good Reason.  For the purposes of this Agreement, “Good Reason” is defined as (i) the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that he has had during the 90 day period immediately preceding the date of this Agreement; or (ii) any other action by the Company which results in a reduction in the compensation payable to the Executive, or the position, authority, duties, other responsibilities, other than insubstantial and inadvertent action which is promptly remedied by the Company after receipt of notice thereof from the Executive; or (iii) the Company’s requiring the Executive to be based at an office or location other than that which the Executive is based at on the date of this Agreement, except for travel responsibility required in the performance of the Executive’s responsibilities; or (iv) any purported termination by the Company of the Executive’s employment with the Company otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement; or (v) the Company’s breach of any material provision of this Agreement, except that an insubstantial or inadvertent breach by the Company which is promptly remedied by the Company after receipt of notice thereof by the Executive shall not be considered a material breach.

Upon Executive’s separation from service at any time prior to the expiration of the Term as a result of the Company terminating the Executive’s employment other than for Cause, or the Executive terminating his employment with the Company for Good Reason, notwithstanding anything in this Agreement to the contrary, the Company shall pay to the Executive, in a single lump sum payment, in current funds, on the date of such separation from service a sum equal to the total of (i) the Accrued Amounts and (ii) an amount equal to one year’s Base Salary (based on the Base Salary being paid to the Executive at the time of such separation from service).

4.3.
Termination by the Executive for Any Reasons Other Than Good Reason.  The Executive may terminate his employment with the Company at any time during the Term.  Upon Executive’s separation from service as a result of the Executive terminates his employment with the Company for any reason other than for Good Reason during the Term, the Company shall pay to the Executive in a single lump sum payment on the date of such separation from service an amount equal to the Accrued Amounts.

5.           Notice of Termination.

5.1.
By Company.  The Company shall not be deemed to have terminated this Agreement pursuant to the terms of Sections 4.1.3 and 4.2.1 hereof, unless and until there shall have been delivered to the Executive a copy of a resolution (“Notice of Termination for Cause”) duly adopted by the affirmative vote of the Board of Directors of the Company at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together, with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive should be terminated pursuant to Section 4.1.3 and 4.2, and specifying the particulars thereof in detail.

5.2.
By Executive.  The Executive shall not be deemed to have terminated this Agreement pursuant to the terms of Section 4.2 hereof, unless and until there shall have been delivered by the Executive to the Company a “Notice of Termination for Good Reason” which shall state the specific termination provision relied upon, and specifying the particulars thereof in detail.

6.           Stock Options.  If during the Term there is a Change in Control, then all of the outstanding stock options to purchase Company common stock granted to, and held by, the Executive shall immediately become vested and exercisable in full notwithstanding the vesting or exercise provisions of the stock options or the stock option plans.  For the purposes of this Agreement, a “Change in Control” shall mean any of the following:

(a)
A transaction in which any person, entity, corporation, or group (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, or a profit sharing, employee ownership or other employee benefit plan sponsored by the Company or any subsidiary of the Company): (i) will purchase any of the Company’s voting securities (or securities convertible into such voting securities) for cash, securities or other consideration pursuant to a tender offer, or (ii) will become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly (in one transaction or a series of transactions), of securities of the Company representing 50% or more of the total voting power of the then outstanding securities of the Company ordinarily having the right to vote in the election of directors; or

(b)	A change, without the approval of at least two-thirds of the Board of Directors then in office, of a majority of the Company’s Board of Directors; or

(c)	the Company’s execution of an agreement for the sale of all or substantially all of the Company’s assets to a purchaser which is not a subsidiary of the Company; or

(d)	the Company’s adoption of a plan of dissolution or liquidation; or

(e)	the Company’s closure of the Company’s facility where the Executive works; or

(f)
the Company’s execution of an agreement for a merger or consolidation or other business combination involving the Company in which the Company is not the surviving corporation, or, if immediately following such merger or consolidation or other business combination, less than fifty percent (50%) of the surviving corporation’s outstanding voting stock is held by persons who are stockholders of the Company immediately prior to such merger or consolidation or other business combination; or

(g)	such event that is of a nature that is required to be reported in response to Item 5.01 of Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act.

7.           Confidentiality of Trade Secrets and Business Information.  The Executive agrees that he will not, at any time during Executive’s employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary of the Company (collectively, “Confidential Information”), obtained during the course of such employment, except for disclosures and uses required in the course of such employment with the Company or with the written permission of the Company or, as applicable, any subsidiary of the Company, or as may be required by law, or such information that has become part of the public domain through no effort or act on the part of the Executive prior to such disclosure or use by the Executive; provided that, if Executive receives notice that any party will seek to compel him by process of law to disclose any Confidential Information, Executive shall promptly notify the Company and cooperate with the Company in seeking a protective order against such disclosure.

8.           Return of Information.  Executive agrees that at the time of any termination of Executive’s employment with the Company, whether at the instance of Executive or the Company, and regardless of the reasons therefore, Executive will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information and other information relating to the business of the Company or any subsidiary or affiliate of the Company which are in Executive’s possession, except as otherwise consented in writing by the Company at the time of such termination.  The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Executive’s compensation), but only to the extent such copies do not contain any Confidential Information.

9.           Noninterference.  During Executive’s employment with the Company and for a period of two (2) years following the Executive’s termination of employment with the Company, Executive agrees not to directly or indirectly recruit, solicit or induce, any employees, consultants or independent contractors of the Company, any entity in which the Company has made a significant investment, or any subsidiary of the Company (each, a “Restricted Entity”) to terminate, alter or modify their employment or other relationship with the Company or any Restricted Entity.  During Executive’s employment with the Company and for a period of two (2) years following any termination thereof, Executive agrees not to directly or indirectly solicit any customer or business partner of the Company or any Restricted Entity to terminate, alter or modify its relationship with the Company or the Restricted Entity or to interfere with the Company’s or any Restricted Entity’s relationships with any of its customers or business partners on behalf of any enterprise that directly or indirectly competes with the Company or the Restricted Entity.

10.           Enforcement.  Executive acknowledges and agrees that:  (i) the purpose of the covenants set forth in Sections 7 through 9 above is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under Sections 7 through 9 would be inadequate.  Executive therefore agrees and consents that if Executive commits any breach of a covenant under Sections 7 through 9, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage and the Executive shall pay to the Company or reimburse the Company for any and all expenses and reasonable attorneys’ fees incurred by the Company as a result of such breach.  If any portion of Sections 7 through 9 is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions.  If any of the covenants of Sections 7 through 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

11.           Indemnification.  The Company shall indemnify Executive and hold him harmless against any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees) judgments, fines and amounts paid in settlement incurred by or assessed against Executive in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of the Company, by reason of any act or omission to act in connection with the performance of his duties hereunder to the fullest extent that the Company is permitted to indemnify a director, officer or employee against the foregoing under applicable law.

12.           Executive’s Representations.  Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors.  Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

13.           Section 409A.

13.1.
6-Month Delay.  If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until the Executive incurs a “separation from service.”  Notwithstanding anything herein to the contrary, if the Executive is a “specified employee,” for purposes of Section 409A of the Code, on the date on which he incurs a separation from service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid prior to the first business day after the date that is six months following the Executive’s “separation from service;” provided, however, that a payment delayed pursuant to the preceding clause shall commence earlier in the event of the Executive’s death prior to the end of the six-month period. Within 10 business days after the end of such six months, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence.  Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay.

13.2.
Certain Definitions.  For purposes of this Agreement, the term “separation from service” shall have the meaning set forth in Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code.  The term “specified employee” shall have the meaning set forth in Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Employer and then in effect.

13.3.
Reimbursements.  Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

13.4.
Intent.  The provisions of this Agreement are intended to satisfy the applicable requirements of Section 409A of the Code with respect to amounts subject thereto and shall be performed, interpreted and construed consistent with such intent. If any provision of this Agreement does not satisfy such requirements or could otherwise cause the Executive to recognize income under Section 409A of the Code, the Executive and the Company agree to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code or otherwise causing the recognition of income thereunder.

14.           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (a) personally, (b) by facsimile with evidence of completed transmission, or (c) delivered by overnight courier to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:	Perma-Fix Environmental Services, Inc.
8302 Dunwoody Place, Suite 250
Atlanta, Georgia 30350
Attn: President

If to the Executive:	1875 Hadfield Blvd
Roswell, Georgia 30075

15.           Assignment and Successors.  This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and permitted assigns and (ii) the Executive and his heirs, executors and personal representatives.  The Company may assign this Agreement to another corporation in which the Company merges into or consolidates with or to which the Company may sell all or substantially all of its assets; provided however, that prior to such merger, consolidation or sale, the assignee expressly assumes and agrees to perform this Agreement in writing in form and substance reasonably satisfactory to the Executive.

16.           Governing Law; Amendment.  This Agreement shall be governed by and construed in accordance with the laws of Delaware, without reference to principles of conflict of laws.  This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

17.           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

18.           Tax Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

19.           No Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.  Any provision of this Agreement may be waived by either party; provided that both parties agree to such waiver in writing.

20.           No Mitigation or Offset.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be subject to offset or otherwise reduced by any circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

21.           Conflict.  If there is a conflict between this Agreement and the Incentive Plan, this Agreement shall be controlling, except the Incentive Plan will control only as to a conflict relating to the payment of an Incentive Bonus.

22.           Headings.  The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

23.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto.

24.           Duration of Obligations.  The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to give effect to such rights and obligations.

25.           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

The “Company”

PERMA-FIX ENVIRONMENTAL SERVICES,
INC., a Delaware corporation

By:	/s/Louis Centofanti
Name:	Louis Centofanti
Title:	President and Chief Executive Officer

The “Executive”

/s/Ben Naccarato
Name:	Ben Naccarato